Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pulaski Financial Corp.:

We consent to the use of our report dated December 8, 2004, with respect to the consolidated balance sheets of Pulaski Financial Corp. as of September 30, 2004 and 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2004, included herein and incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

St. Louis, Missouri

October 12, 2005